Exhibit 23.2



                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the registration statements of United Shipping & Technology, Inc. on Form S-3 (File No. 333-31414), Form S-8 (File No. 333-40230), Form S-8/A (File No. 333-30228), Form S-8 (File No.
333-06269) and Form S-3 (File No. 333-34411) of our report dated August 13, 1999, relating to the consolidated financial statements of United Shipping & Technology, Inc. and Subsidiaries as of June 30, 1999 and for the year then ended, which report appears in this July 1, 2000, annual report on Form 10-KSB of United Shipping & Technology, Inc.


LURIE, BESIKOF, LAPIDUS & CO., LLP

Minneapolis, Minnesota
September 25, 2000